Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-171286) pertaining to the:

•	Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation

•	Booz Allen Hamilton Holding Corporation Officers’ Rollover Stock Plan, and

•	Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan

of our reports dated May 23, 2013, with respect to the consolidated financial statements of Booz Allen Hamilton Holding Corporation and the effectiveness of internal control over financial reporting of Booz Allen Hamilton Holding Corporation, included in this Annual Report (Form 10-K) of Booz Allen Hamilton Holding Corporation for the year ended March 31, 2013.
/s/ Ernst & Young LLP

McLean, Virginia
May 23, 2013